Exhibit 10.14

AMENDED AND RESTATED PROMISSORY NOTE

As of January 1, 2023	$200,000

For Value Received, NEXALIN TECHNOLOGY, INC., a Delaware corporation (the “Maker”) promises to pay to the order of MARK WHITE (the “Payee”) the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) (the “Loan”). The entire unpaid balance and interest thereon of the Loan as set forth below shall be due and payable on March 17, 2023 (the “Maturity Date”), unless payment is accelerated as herein provided, by reason of the occurrence of an “Event of Default” as set forth and defined below.

This Amended and Restated Promissory Note amends and restates and is executed and delivered in substitution and replacement of, but not in payment of, the Promissory Note of the Maker to the Payee dated November 1, 2021 (as heretofore amended, restated, supplemented, replaced, renewed or otherwise modified, the “Prior Note”). This Amended and Restated Promissory Note does not cancel or satisfy the Maker’s payment obligations under the Prior Note and is not a novation thereof.

Interest shall be payable on the principal amount of the Loan in an amount equal to Thirty Nine Thousand Dollars ($39,000), payable on the Maturity Date, when the entire unpaid principal balance of the Loan and such interest (less any interest payments made to the Payee by the Maker prior to the Maturity Date) shall be due and payable. In no event shall interest exceed the maximum legal rate permitted for the Maker.

If any payment hereunder is due on a day which is a holiday in the State of New York, such payment shall be made on the next succeeding business day. All payments by the Maker on account of principal, interest or fees hereunder shall be made in lawful money of the United States of America, in immediately available funds.

The Maker agrees that if an attorney is retained to enforce or collect this Note or any other obligations by reason of non-payment of this Amended and Restated Promissory Note when due or made due hereunder, a reasonable attorneys’ fee shall be paid in addition, which fee shall be the reasonable value of the attorneys’ services.

This Amended and Restated Promissory Note may be prepaid in whole or in part at any time, without premium or penalty of any kind. All prepayments of this Amended and Restated Promissory Note shall be applied first to accrued and unpaid interest, and then to the outstanding principal amount.

The occurrence and continuance of any one or more of the following events with respect to the Maker will constitute an event of default hereunder (each an “Event of Default”): (i) any failure by the Maker to make a payment of principal or interest under this Amended and Restated Promissory Note; (ii) the making of an assignment for the benefit of the Maker’s creditors, unless such assignment is dismissed within ninety (90) days; (iii) the appointment of a trustee, receiver or liquidator for the Maker or for any of its property, unless such appointment is dismissed within ninety (90) days; (iv) the commencement of any proceedings by the Maker under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, or receivership, law or statute, unless such proceedings are dismissed within ninety (90) days; or (v) the commencement of any such proceedings without the consent of the Maker, unless such proceedings are dismissed within ninety (90) days.

Upon the occurrence of an Event of Default (unless such Event of Default has been waived by the Payee), all sums owing under this Amended and Restated Promissory Note, if not then due or payable, shall become due and payable immediately without demand or notice and the Payee or holder hereof shall have the right to exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Maker all sums due under this Amended and Restated Promissory Note.

This Amended and Restated Promissory Note shall be governed by the laws of the State of Delaware. The Payee and the Maker hereby irrevocably consent to the jurisdiction of any Delaware State or Federal court located in Delaware over any action or proceeding arising out of any dispute between them. The Payee or any holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification, or waiver of any provision of this Amended and Restated Promissory Note nor consent to any departure by the Maker therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by the Payee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

This Amended and Restated Promissory Note shall be binding upon the Maker and the Maker’s successors and assigns and shall inure to the benefit of and be enforceable by each person who shall be the holder of this Note from time to time and each such person’s successors, assigns, heirs, executors and administrators.

The rights and remedies of the Payee provided for hereunder are cumulative with the rights and remedies of the Payee available under any other instrument or agreement or under applicable law.

NEXALIN TECHNOLOGY, INC.

By:	/s/ Mark White
Name:	Mark White
Title:	Chief Executive Officer

Address:	1776 Yorktown Street, Suite 550A
Houston, TX 77056

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